EXHIBIT 99.2

TD Banknorth Privatization Transaction Closed

PORTLAND, ME and TORONTO, ON—April 20, 2007— TD Banknorth Inc. (NYSE: BNK) and TD Bank Financial Group (TSX, NYSE: TD) today announced that they have received all regulatory approvals necessary to complete the privatization of TD Banknorth.  As a result the transaction closed today, April 20, 2007.

TD Bank Financial Group and TD Banknorth also announced that they will hold an investor call and webcast May 7, 2007.  The call will feature presentations by TDBFG executives on TD Banknorth earnings and strategy and will be followed by a question and answer period with analysts.  The call will be webcast live via TDBFG’s website at 11:00 am ET, and is expected to last about 60 minutes.

The presentation material to be referenced during the call will be available on TDBFG’s Investor Relations website at www.td.com/investor/earnings.jsp on May 7, 2007, by approximately 11:00 am. ET.  A listen-only telephone line is available at: 416-644-3417 or toll-free at: 1-800-732-9307.

In addition, recordings of the presentations will be archived at www.td.com/investor/calendar_arch.jsp following the webcast and will be available for replay for a period of one month.  Please call 1-877-289-8525 toll free or (416-640-1917 locally). The passcode is 21226460 (pound key).

The presentations may contain forward-looking statements including statements regarding the business and anticipated financial performance of TD Bank Financial Group. Forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ materially from those contemplated by the statements. Therefore, forward-looking statements should be considered carefully and undue reliance should not be placed on them.

About TD Bank Financial Group

The Toronto-Dominion Bank and its subsidiaries are collectively known as TD Bank Financial Group.  TD Bank Financial Group serves more than 14 million customers in four key businesses operating in a number of locations in key financial centres around the globe: Canadian Personal and Commercial Banking, including TD Canada Trust; Wealth Management, including TD Waterhouse and an investment in TD Ameritrade; U.S. Personal and Commercial Banking through TD Banknorth; and Wholesale Banking, including TD Securities. TD Bank Financial Group also ranks among the world’s leading on-line financial services firms, with more than 4.5 million on-line customers. TD Bank Financial Group had CDN$408 billion in assets, as of January 31, 2007. The Toronto-Dominion Bank trades on the Toronto and New York Stock Exchanges under the symbol “TD.”

About TD Banknorth

TD Banknorth Inc. is a leading banking and financial services company headquartered in Portland, Maine and a wholly-owned subsidiary of TD Bank Financial Group. At December 31, 2006, TD Banknorth had $40 billion of total consolidated assets. TD Banknorth’s banking subsidiary, TD Banknorth, N.A., operates banking divisions in Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania and Vermont. TD Banknorth and TD Banknorth, N.A. also operate subsidiaries and divisions in insurance, wealth management, merchant services, mortgage banking, government banking, private label credit cards, insurance premium financing and other financial services and offers investment products in association with PrimeVest Financial Services, Inc. For more information, visit http://www.TDBanknorth.com.

For more information, please contact:

Neil Parmenter	Jeff Nathanson
TD Bank Financial Group	TD Banknorth
416-982-4285	207-761-8517